EXHIBIT 11.1

Main Office 1211 SW 5th Ave, Suite 1000 Portland, OR 97204 503 221 0336	Washington Office 805 Broadway, Suite 405 Vancouver, WA 98660 360 397 0097

Consent of Independent Auditor

We hereby consent to the use in the Offering Circular of our report dated March 19, 2026, relating to the December 31, 2025 consolidated financial statements of Iron Bridge Mortgage Fund, LLC and Subsidiaries contained in the Offering Circular.

Portland, OR

June 30, 2026